Exhibit 5.1

ATTORNEYS AT LAW	VINSON & ELKINS L.L.P.
2300 FIRST CITY TOWER
1001 FANNIN STREET
HOUSTON, TEXAS 77002-6760
TELEPHONE (713) 758-2222
FAX (713) 758-2346
www.velaw.com

December 14, 2005

Copano Energy, L.L.C.

2727 Allen Parkway, Suite 1200

Houston Texas 77019

                Re:          Copano Energy, L.L.C. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended on the effective date thereof being referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof and to which this opinion is an exhibit.  The Registration Statement relates to the registration of 7,260,908 common units (“Common Units”) of the Company.  We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Limited Liability Company Act (the “Delaware Act”), corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Common Units offered thereby; (iii) the Common Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Common Units offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.             The Company has been duly formed and is validly existing as a limited liability company under the Delaware Act.

Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington

December 14, 2005 Page 3

2.             The Common Units have been validly issued, fully paid and are non-assessable, except as described in the Prospectus.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

VINSON & ELKINS L.L.P.